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Exhibit 12

OWENS-ILLINOIS GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Years ended December 31,
	2003	2002	2001
	(Millions of dollars, except ratios)
Earnings (loss) before income taxes, minority share owners' interests and cumulative effect of accounting change	$(640.7)	$476.2	$660.6
Less: Equity earnings	(27.1)	(27.0)	(19.4)
Add: Total fixed charges deducted from earnings	501.4	449.8	454.9
Proportional share of pre-tax earnings of 50% owned associates	8.1	13.3	10.4
Dividends received from equity investees	31.1	29.2	18.2

Earnings (loss) available for payment of fixed charges	$(127.2)	$941.5	$1,124.7

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$467.1	$414.0	$420.7
Portion of operating lease rental deemed to be interest	10.8	12.7	14.3
Amortization of deferred financing costs and debt discount expense	23.5	23.1	19.9

Total fixed charges deducted from earnings	$501.4	$449.8	$454.9

Ratio of earnings to fixed charges		2.1	2.5
Deficiency of earnings available to cover fixed charges	628.6

OWENS-ILLINOIS GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Years ended December 31,
	2000	1999
	(Millions of dollars, except ratios)
Earnings before income taxes and minority share owners' interests	$158.4	$496.6
Less: Equity earnings	(19.8)	(22.3)
Add: Total fixed charges deducted from earnings	499.2	453.6
Proportional share of pre-tax earnings of 50% owned associates	11.0	10.6
Dividends received from less than 50% owned associates	14.5	9.8

Earnings available for payment of fixed charges	$663.3	$948.3

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$476.6	$418.2
Portion of operating lease rental deemed to be interest	12.5	26.5
Amortization of deferred financing costs and debt discount expense	10.1	8.9

Total fixed charges deducted from earnings	$499.2	$453.6

Ratio of earnings to fixed charges	1.3	2.1

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  Exhibit 12